Exhibit 99.1

Kodak Reports Fourth-Quarter and Full-Year 2017 Financial Results

ROCHESTER, N.Y.--(BUSINESS WIRE)--March 15, 2018--Eastman Kodak Company (NYSE:KODK) today reported financial results for the fourth quarter and full year 2017, delivering net earnings for the year of $94 million on revenues of $1.5 billion and continued growth in key product areas.

Highlights include:

  GAAP net earnings of $94 million for the year ended December 31, 2017. GAAP net earnings for the year includes a tax benefit of $101 million due to the release of a valuation allowance in the fourth quarter of 2017 as a result of increased profits in a location outside the U.S.
  Operational EBITDA for the year of $57 million.
  Revenues for 2017 of $1.5 billion, a decline of $112 million compared with the same period in 2016.
  Key product lines achieved strong year-over-year growth for the full year 2017:
    Volume for KODAK FLEXCEL NX Plates grew by 17 percent.
    Volume for KODAK SONORA Process Free Plates grew by 21 percent.
    Annuity revenues for the KODAK PROSPER inkjet platform grew by 13 percent.
  The company ended the year with a cash balance of $344 million.

2018 Guidance

  2018 guidance is for revenues of $1.5 billion to $1.6 billion and Operational EBITDA of $60 million to $70 million. Beginning in 2018 Operational EBITDA will only include the service cost component of pension income in conjunction with the adoption of a new accounting standard.1 If this change were made in 2017 Operational EBITDA would have been $49 million.

“2017 was a year of investment in our strategic growth priorities which bodes well for the future,” said Jeff Clarke, Kodak Chief Executive Officer. “We also eliminated several business initiatives while continuing to reduce cost and drive greater efficiency in the company. We enter 2018 with a stronger growth profile and more productive operations.”

_________________________________
[1]	Refer to Appendix A of this press release for additional information.

Revenues for the full year 2017 were $1.5 billion, down 7 percent from 2016. The revenue decline was driven by volume and pricing declines within the company’s commercial print business and volume declines in the company’s consumer inkjet and industrial film and chemicals businesses.

The company’s cash balance was $344 million at the end of 2017, compared with $434 million at the end of 2016. The company used cash to invest in strategic growth businesses, fund working capital needs, meet legacy cash obligations and service and prepay debt.

“Our use of cash in 2017 included meaningful investments in the ULTRASTREAM inkjet platform, FLEXCEL NX packaging, SONORA X plates, advanced materials and brand licensing which will contribute to growth,” said David Bullwinkle, Kodak Chief Financial Officer. “In the fourth quarter of 2017, we reprioritized our investments to focus on shorter payback periods and reduced costs which will improve our ability to generate cash in 2018 and beyond.”

Print Systems Division (PSD), Kodak’s largest division, had Q4 revenues of $261 million, a 6 percent decline compared with Q4 in 2016. Operational EBITDA for the quarter was $16 million, compared with $39 million for the same period a year ago. Print Systems Division had full-year 2017 revenues of $942 million, a 7 percent decline compared with 2016. Full-year Operational EBITDA was $58 million, a decline of $48 million compared with the prior year. The decline was due primarily to industry pricing pressures, higher aluminum costs and an overall commercial print industry slowdown.

PSD’s environmentally-advantaged KODAK SONORA Process Free Plates had continued strong performance, delivering 21 percent year-over-year growth in unit sales. SONORA Plates now account for 19 percent of the division’s total plate unit sales.

Enterprise Inkjet Systems Division (EISD), including the KODAK PROSPER and KODAK VERSAMARK businesses and the investment in ULTRASTREAM inkjet technology, had fourth-quarter revenues of $39 million, down from $43 million in the same period in 2016. Operational EBITDA was $3 million, an increase of $1 million compared with the fourth quarter of 2016.

For the full year 2017, EISD revenues were $144 million, compared with $166 million in 2016. Operational EBITDA for the full year 2017 increased by $21 million from 2016 to $5 million in 2017. The results reflect the positive impact of cost control actions and continued strong growth in PROSPER annuities.

The company continues to invest in the development of KODAK ULTRASTREAM, the next-generation inkjet writing system, which is scheduled for launch in 2019.

Flexographic Packaging Division (FPD) includes KODAK FLEXCEL NX Systems and Plates as well as other packaging businesses, such as analog flexographic plates and letterpress plates, proofing products and services. Revenues for Q4 were $41 million, up $7 million compared with the same period a year ago. Operational EBITDA for Q4 was $10 million, an improvement of $3 million compared with the fourth quarter of 2016.

For the full year 2017, revenues were $145 million, compared with $132 million in the prior year, or a 10 percent improvement. Full-year Operational EBITDA of $31 million is an improvement of $7 million compared with the prior year.

FLEXCEL NX products continue to deliver strong growth. Year over year, FLEXCEL NX plate volume increased 13% for the quarter and 17% for the full year. The division continues to invest in new product development and infrastructure, including a total investment of $16 million to build a plate manufacturing line in Weatherford, Oklahoma.

Software and Solutions Division (SSD) revenues for Q4 were $21 million, a $3 million decline compared with the same period last year. Operational EBITDA declined $1 million compared with the prior-year quarter. For the full year, SSD revenues were $85 million, down from $90 million last year. Full-year Operational EBITDA remained flat compared with the prior year.

Consumer and Film Division (CFD) revenues for the fourth quarter were $47 million, flat compared with Q4 of 2016. Operational EBITDA declined from negative $2 million to negative $6 million.

For the year, revenues for CFD were $198 million, down from $221 million in 2016. Operational EBITDA for the division was down $32 million for the year, driven by the continued expected decline in the consumer inkjet business and higher film manufacturing costs associated with a vendor transition.

CFD’s brand licensing business had continued growth in 2017, adding twelve brand licensing partners including the key areas of instant film photography and 3D printing for the educational market.

Advanced Materials and 3D (AM3D) had Operational EBITDA for the full year of negative $26 million, flat with the prior year. The division took significant cost actions in Q4 and sharpened its focus on investments in light-blocking particles, printed electronics and advanced materials.

Eastman Business Park Division (EBPD) had full-year 2017 revenues of $16 million, an increase of $1 million from the prior year. Operational EBITDA was $4 million, an increase of $2 million compared with 2016. The division increased the number of tenants in the Park from 94 in 2016 to 104 in 2017.

Revenue and Operational EBITDA Q4 2017 vs. Q4 2016
($ millions)

Q4 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$261	$39	$41	$21	$47	$1	$4	$414
Operational EBITDA *	$16	$3	$10	$1	$(6)	$(5)	$1	$20

Q4 2016 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$279	$43	$34	$24	$47	$1	$4	$432
Operational EBITDA *	$39	$2	$7	$2	$(2)	$(5)	$-	$43

Q4 2017 Actuals vs. Q4 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(18)	$(4)	$7	$(3)	$-	$-	$-	$(18)
Operational EBITDA *	$(23)	$1	$3	$(1)	$(4)	$-	$1	$(23)

Q4 2017 Actuals on constant currency ** vs. Q4 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(27)	$(5)	$5	$(3)	$(1)	$-	$-	$(31)
Operational EBITDA *	$(25)	$-	$2	$(1)	$(5)	$-	$1	$(28)

*	Total Operational EBITDA is a non-GAAP financial measure. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

**

The impact of foreign exchange represents the 2017 foreign exchange impact using average foreign exchange rates for the three months ended December 31, 2016, rather than the actual exchange rates in effect for the three months ended December 31, 2017.

Revenue and Operational EBITDA FY 2017 vs. FY 2016
($ millions)

FY 2017 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$942	$144	$145	$85	$198	$1	$16	1,531
Operational EBITDA *	$58	$5	$31	$1	$(16)	$(26)	$4	$57

FY 2016 Actuals	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	1,018	$166	$132	$90	$221	$1	$15	1,643
Operational EBITDA *	$106	$(16)	$24	$1	$16	$(26)	$2	$107

FY 2017 Actuals vs. FY 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(76)	$(22)	$13	$(5)	$(23)	$-	$1	$(112)
Operational EBITDA *	$(48)	$21	$7	$-	$(32)	$-	$2	$(50)

FY 2017 Actuals on constant currency** vs. FY 2016 Actuals B/(W)	PSD	EISD	FPD	SSD	CFD	AM3D	EBPD	Total EK
Revenue	$(81)	$(21)	$12	$(4)	$(23)	$-	$1	$(116)
Operational EBITDA *	$(50)	$22	$5	$-	$(32)	$-	$2	$(53)

*	Total Operational EBITDA is a non-GAAP financial measure. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

**

The impact of foreign exchange represents the 2017 foreign exchange impact using average foreign exchange rates for the twelve months ended December 31, 2016, rather than the actual exchange rates in effect for the twelve months ended December 31, 2017.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to comply with the covenants in its various credit facilities; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt and Series A Preferred Stock; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this fourth quarter and full year 2017 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis;
  Operational EBITDA excluding the amortization of prior service credit component of pension income.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three or twelve months ended December 31, 2016, rather than the actual exchange rates in effect for the three or twelve months ended December 31, 2017.

This press release also contains a forward-looking estimate of full-year 2018 Operational EBITDA. Kodak is unable to provide a reconciliation of full-year 2018 Operational EBITDA to a forward-looking estimate of GAAP net income / loss because projected GAAP net income / loss for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as assets sales, asset impairments, foreign exchange gains / losses, changes in the fair value of the conversion option derivative liability, unanticipated items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide a quantitative reconciliation of full-year 2018 projected net income / loss to an Operational EBITDA projection.

The following table reconciles the most directly comparable GAAP measure of Net Earnings Attributable to Eastman Kodak Company to Operational EBITDA and Operational EBITDA on a constant currency basis for the three months ended December 31, 2017 and 2016, respectively:

(in millions)
	Q4 2017	Q4 2016	$ Change	% Change
Net Earnings Attributable to Eastman Kodak Company (GAAP basis)	$129	$10	$119	1190%
Net loss attributable to noncontrolling interests (1)	-	1	(1)	-100%
Net earnings	$129	$11	$118	1073%
All Other (2)	-	(1)	1	-100%
Corporate components of pension and OPEB income (3)	(36)	(40)	4	-10%
Depreciation and amortization	18	23	(5)	-22%
Restructuring costs and other (4)	9	3	6	200%
Stock based compensation	2	2	-	0%
Consulting and other costs (5)	2	1	1	100%
Idle costs (6)	1	1	-	0%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (7)	-	1	(1)	-100%
Other operating (income) expense, net (1)	(4)	14	(18)	-129%
Interest expense (1)	8	12	(4)	-33%
Loss on early extinguishment of debt, net (1)	-	4	(4)	-100%
Other (income) charges, net (1)	(4)	1	(5)	-500%
Reorganization items, net (1)	-	(6)	6	-100%
(Benefit) provision for income taxes (1)	(104)	17	(121)	-712%
Earnings from discontinued operations, net of income taxes (1)	(1)	-	(1)	n/a
Operational EBITDA	$20	$43	$(23)	-53%
Impact of foreign exchange (8)	(5)	-	(5)
Operational EBITDA on a constant currency basis	$15	$43	$(28)	-65%

The following table reconciles the most directly comparable GAAP measure of Net Earnings Attributable to Eastman Kodak Company to Operational EBITDA and Operational EBITDA on a constant currency basis for the twelve months ended December 31, 2017 and 2016, respectively.

(in millions)
	FY 2017	FY 2016	$ Change	% Change
Net Earnings Attributable to Eastman Kodak Company (GAAP basis)	$94	$15	$79	527%
Net loss attributable to noncontrolling interests (1)	-	1	(1)	-100%
Net earnings	$94	$16	$78	488%
All Other (2)	-	(3)	3	-100%
Corporate components of pension and OPEB income (3)	(144)	(161)	17	-11%
Depreciation and amortization	80	105	(25)	-24%
Restructuring costs and other (4)	38	16	22	138%
Stock based compensation	9	8	1	13%
Consulting and other costs (5)	5	7	(2)	-29%
Idle costs (6)	3	3	-	0%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (7)	-	3	(3)	-100%
Other operating expense, net (1)	28	16	12	75%
Goodwill impairment loss (1)	56	-	56	n/a
Interest expense (1)	32	60	(28)	-47%
Loss on early extinguishment of debt, net (1)	-	4	(4)	-100%
Other (income) charges, net (1)	(37)	4	(41)	-1025%
Reorganization items, net (1)	-	(6)	6	-100%
(Benefit) provision for income taxes (1)	(110)	33	(143)	-433%
Equity in loss of equity method investment, net of income taxes (1)	1	-	1	n/a
Loss from discontinued operations, net of income taxes (1)	2	2	-	0%
Operational EBITDA	$57	$107	$(50)	-47%
Impact of foreign exchange (8)	(3)		(3)
Operational EBITDA on a constant currency basis	$54	$107	$(53)	-50%

The following table reconciles the most directly comparable GAAP measure of Net Earnings Attributable to Eastman Kodak Company to Operational EBITDA excluding the amortization of prior service credit component of pension income for the twelve months ended December 31, 2017.

(in millions)
FY 2017
Net Earnings Attributable to Eastman Kodak Company (GAAP basis)	$94
Net loss attributable to noncontrolling interests (1)	-
Net earnings	$94
All Other (2)	-
Corporate components of pension and OPEB income (3)	(144)
Depreciation and amortization	80
Restructuring costs and other (4)	38
Stock based compensation	9
Consulting and other costs (5)	5
Idle costs (6)	3
Other operating expense, net (1)	28
Goodwill impairment loss (1)	56
Interest expense (1)	32
Other (income) charges, net (1)	(37)
(Benefit) provision for income taxes (1)	(110)
Equity in loss of equity method investment, net of income taxes (1)	1
Loss from discontinued operations, net of income taxes (1)	2
Operational EBITDA	$57
Amortization of prior service credit component of pension income (9)	(8)
Operational EBITDA excluding amortization of prior service credit component of pension income	$49

Footnote Explanations:

(1)	As reported in the Consolidated Statement of Operations.
(2)	RED utilities variable interest entity, which was deconsolidated on December 31, 2016 (interest and depreciation of RED are included in the respective lines in the table).
(3)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailment and settlement components of pension and other postretirement benefit expenses.
(4)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $7 million of inventory write-downs included in cost of revenues for the twelve months ended December 31, 2017.
(5)	Consulting and other costs are professional services and internal costs associated with certain corporate strategic initiatives.
(6)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(7)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are excluded from the segment measure of profit and loss.
(8)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for the three or twelve months ended December 31, 2016, rather than the actual exchange rates in effect for the three or twelve months ended December 31, 2017.
(9)	Kodak adopted Accounting Standards Update (“ASU”) 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost as of January 1, 2018. Among other provisions, ASU 2017-07 requires entities to report the service cost component of net benefit costs in the same line item(s) as other compensation costs arising from services rendered during the period and to report all other components of net benefit costs outside a subtotal of income from operations. As of January 1, 2018, Kodak’s segment earnings measure of Operational EBITDA will exclude all components of net benefit costs except for service costs. Prior to January 1, 2018 Operational EBITDA excludes all components of net benefit costs except for service cost and amortization of prior service costs.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)
	Year Ended December 31,
	2017	2016	2015
Revenues
Sales	$1,232	$1,320	$1,452
Services	299	323	351
Total net revenues	1,531	1,643	1,803
Cost of revenues
Sales	981	1,028	1,175
Services	195	212	247
Total cost of revenues	1,176	1,240	1,422
Gross profit	355	403	381
Selling, general and administrative expenses	205	198	226
Research and development costs	53	60	61
Restructuring costs and other	31	16	38
Other operating expense (income), net	28	16	(6)
Goodwill impairment loss	56	—	8
(Loss) earnings from continuing operations before interest expense, loss on early extinguishment of debt, net, other charges, net, reorganization items, net and income taxes	(18)	113	54
Interest expense	32	60	63
Loss on early extinguishment of debt	—	4	—
Other (income) charges, net	(37)	4	21
Reorganization items, net	—	(6)	5
(Loss) earnings from continuing operations before income taxes	(13)	51	(35)
(Benefit) provision for income taxes	(110)	33	32
Equity in loss of equity method investment, net of income taxes	1	—	—
Earnings (loss) from continuing operations	96	18	(67)
Loss from discontinued operations, net of income taxes	(2)	(2)	(8)
NET EARNINGS (LOSS)	94	16	(75)
Less: Net income attributable to non-controlling interests	—	1	5
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$94	$15	$(80)

The notes accompanying the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2017, are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)

	As of December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$344	$434
Trade receivables, net of allowances of $9 and $8, respectively	282	277
Inventories, net	276	271
Other current assets	56	57
Total current assets	958	1,039
Property, plant and equipment, net of accumulated depreciation of $394 and $344, respectively	314	342
Goodwill	32	88
Intangible assets, net	86	121
Restricted cash	17	36
Deferred income taxes	188	35
Other long-term assets	112	115
TOTAL ASSETS	$1,707	$1,776

LIABILITIES, REDEEMABLE, CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)
Accounts payable, trade	$198	$200
Short-term borrowings and current portion of long-term debt	4	6
Other current liabilities	217	211
Total current liabilities	419	417
Long-term debt, net of current portion	399	405
Pension and other postretirement liabilities	466	603
Other long-term liabilities	202	268
Total liabilities	1,486	1,693

Commitments and contingencies (Note 10)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	164	156

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	631	641
Treasury stock, at cost	(9)	(8)
Accumulated deficit	(174)	(268)
Accumulated other comprehensive loss	(391)	(438)
Total equity (deficit)	57	(73)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)	$1,707	$1,776

The notes accompanying the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2017, are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Nick Rangel, +1 585-615-0549
nicholas.rangel@kodak.com
or
Investor:
Kodak
Bill Love, +1 585-724-4053
shareholderservices@kodak.com